UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

A10 NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2300 Orchard Parkway

San Jose, California 95131

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 22, 2026

April 8, 2026

Explanatory Note

The Board of Directors (the “Board”) of A10 Networks, Inc. is providing this supplemental disclosure in response to two voting recommendations issued by proxy advisory firms in advance of the 2026 Annual Meeting: (i) the recommendation by Glass Lewis that shareholders withhold support for the re-election of director Eric B. Singer (Proposal 1c); and (ii) the recommendation by Institutional Shareholder Services (“ISS”) that shareholders vote against the advisory resolution to ratify named executive officer compensation (Proposal 2). The Board respectfully disagrees with both recommendations and urges shareholders to vote FOR all five director nominees and FOR Proposal 2.

Supplemental Disclosure Concerning Glass Lewis Withold Recommendation – Eric B. Singer (Proposal 1c)

Dear Fellow Shareholders,

A10 Networks submits this statement in response to the Glass Lewis Proxy Paper dated March 31, 2026, which recommends shareholders WITHHOLD support for the re-election of director Eric B. Singer (Proposal 1.03). We respectfully disagree with that recommendation and urge shareholders to vote FOR Mr. Singer.

Glass Lewis cites two concerns: (1) the board’s insufficient gender diversity, attributed to Mr. Singer’s prior role as Nominating and Corporate Governance Committee chair; and (2) the prior-year majority opposition vote. We believe the Board has taken direct, documented action to address both, and that the Report does not fully credit that responsiveness.

I. WHAT THE BOARD DID BETWEEN 2025 AND 2026

Following the 2025 Annual Meeting, the Board conducted a structured engagement process and took three specific actions in direct response to shareholder feedback:

1.

Broad Shareholder Outreach: We engaged shareholders representing more than 61% of outstanding shares and approximately 80% of our top 10 largest holders to understand their key concerns, including what drove the 2025 withhold vote.

2.

Expanded Overboarding Disclosure: We materially enhanced our proxy disclosures regarding Mr. Singer’s outside directorships and their connection to Immersion Corporation’s ownership structure, directly addressing shareholder feedback that prior disclosure was insufficient. Based on our shareholder outreach, this perceived overboarding was the primary issue in previous year’s voting results and not the lack of 30% gender diversity on the Board as Glass Lewis suggests.

3.

Nominating and Corporate Governance Committee Chair Rotation: Effective February 11, 2026, the Board transferred the Nominating and Corporate Governance Committee chair from Mr. Singer to director Peter Y. Chung, a director who as noted in previous company filings augments diversity on the Board. Glass Lewis itself noted in its report that this change was made, and separately concluded that Mr. Singer’s outside commitments do not preclude him from fulfilling his responsibilities to A10.

II. WHY THE WITHHOLD RECOMMENDATION SHOULD NOT BE SUSTAINED

Glass Lewis’ responsiveness framework holds that governance concerns should be weighed against documented board action taken in response to shareholder feedback. We believe the Report applies that standard inconsistently here.

The Report concludes that the overboarding concerns underlying the 2025 withhold vote have been addressed, yet continues to cite that vote as an independent basis for this year’s recommendation. A withhold recommendation cannot reasonably rest on a prior-year vote after the Board has resolved the issues that drove it.

On gender diversity: we acknowledge the board is below the 30% Glass Lewis benchmark, and we take that seriously. The Nominating and Corporate Governance chair rotation places accountability for diversity progress with a new committee leader. Crediting that structural action only if the diversity target has simultaneously been achieved would render board responsiveness meaningless as a governance mechanism.

III. OUR REQUEST

Mr. Singer has served A10 as Lead Independent Director since 2019 and brings meaningful capital markets and operational expertise to the Board. Glass Lewis confirms his outside commitments are not disqualifying. The Board has taken the responsive steps that its own shareholder engagement identified as necessary. We believe a continued withhold does not reflect those facts.

We respectfully ask shareholders to vote FOR all five directors, including Mr. Singer, at the April 22, 2026 Annual Meeting.

Supplemental Disclosure Concerning ISS Advisory Recommendation Related to Say On Pay (Proposal 2)

To Our Valued Shareholders:

ISS recommends a vote against Proposal 2 on a single basis: that former Chief Financial Officer Brian Becker received severance benefits upon his September 30, 2025 separation that ISS characterizes as not appearing to be involuntary. ISS raises no concerns about the compensation of any current named executive officer, and its quantitative pay-for-performance screen produced an Overall Quantitative Concern level of Low.

The Company’s Approach to Separation Arrangements

The Compensation Committee evaluates separation arrangements on a case-by-case basis, taking into account business continuity, the importance of an orderly transition, and the Company’s obligations under applicable agreements. In the case of Mr. Becker, the Committee determined that a cooperative and confidential transition, including the concurrent identification and onboarding of Michelle Caron as successor Chief Financial Officer, was in the best interests of the Company and its shareholders, and that the benefits provided were appropriate in that context.

Critically, ISS’s characterization does not account for a defining feature of the Company’s compensation framework: departing executives do not receive acceleration of unvested equity awards outside of a qualifying change-in-control termination. This policy applies regardless of the nature of the departure. As a result, Mr. Becker forfeited all unvested RSUs and PSUs granted in 2025 and all non-equity incentive plan compensation under the 2025 Executive Cash Incentive Plan. The Board believes the totality of Mr. Becker’s separation terms reflects a balanced and reasonable outcome that the ISS policy framework, applied categorically, does not fully capture.

The Overall Compensation Program Warrants Shareholder Support

ISS’s own analysis supports the soundness of the Company’s executive compensation program.

As such, the Board does not believe that a single separation arrangement involving a former named executive officer should form the basis for shareholders to reject an executive compensation program that is otherwise well-structured, performance-aligned, and consistently supported by shareholders. The Board urges shareholders to vote FOR Proposal 2.

Thank you for your consideration.

Sincerely,

/s/ Dhrupad Trivedi

Dhrupad Trivedi

President, Chief Executive Officer and Chairperson

San Jose, California

How to vote

If you have not already voted, you are urged to vote your shares as soon as possible as instructed below and in the Proxy Statement.

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on April 21, 2026 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed in the Proxy Statement, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

How to change your vote

If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of A10 Networks, Inc., in writing, at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

The Board continues to recommend a vote:

•	“FOR” each of the director nominees;

•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as described in the Proxy Statement;

•	for “1 YEAR” as the frequency of holding future advisory votes on executive compensation; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2026.

Important Information

In connection with the solicitation of proxies, the Company filed the Proxy Statement on March 10, 2026 with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders can access the Proxy Statement and other proxy materials and vote at www.ProxyVote.com. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, the Company files annual, quarterly and current reports with the SEC. These reports can be obtained free of charge at the SEC’s web site at www.sec.gov or from the on the Investor Relations section of the Company’s website at investors.a10networks.com.